Exhibit 99


                                                                 PR NEWSWIRE

                  NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
              DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2004


RED BANK, N.J. October 28, 2004 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 33 cents per unit, payable on November 24, 2004 to holders of record on November 12, 2004.

John R. Van Kirk, Managing Director, noted that this year's quarterly distribution was 12 cents or 26.6% lower than the distribution for the prior year's equivalent quarter. As of the date of this announcement information on gas prices and sales for the entire fiscal quarter has not been received. Information on gas prices and sales under the higher royalty rate agreement covering western Oldenburg for the first two months of the fiscal quarter indicates that declines in both sales and prices are the most likely reason behind the decline in the distribution payable. Cumulative western gas sales for the first two months were down 30% compared to the same period in the fourth quarter of fiscal 2003. Average gas prices for gas sold from western Oldenburg during the first two months have dropped by 18.1% compared to average prices for the first two months of the fourth quarter of fiscal 2003. An 10.2% improvement in the average value of the Euro based on the transfer of royalties from western Oldenburg for the first two months compared to the same period in the prior year helped to reduce the impact of the drop in gas prices and sales but only marginally.

The total distribution for fiscal 2004 is $1.59 per unit compared to the previous year's distribution of $1.95 per unit. The difference of $0.36 represents a decrease of 18.5%. The November distribution reflects royalties from sales made during the third calendar quarter of 2004.
The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at NEORT@AOL.Com.